Confidential portions of this exhibit have been omitted because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

EXECUTIVE EMPLOYMENT AGREEMENT
THIS AGREEMENT made as of March 26, 2024.
BETWEEN:
LI-CYCLE U.S. INC., a corporation existing under the laws of the State of Delaware, U.S.A.,
(hereinafter called the “Corporation”)
OF THE FIRST PART,
- and -
Conor Spollen, of the Borough of Sewickley, in the State of Pennsylvania, U.S.A.
(hereinafter called the “Executive”)
OF THE SECOND PART.
WHEREAS the parties wish for the Executive to serve as Chief Operating Officer of the Corporation and its ultimate parent, Li-Cycle Holdings Corp. (NYSE: LICY) (“LICY”), effective March 26, 2024, or such other date as mutually agreed to by the parties (the “Effective Date”);
AND WHEREAS the Executive has been employed with the Corporation since January 31, 2022 pursuant to an employment agreement dated December 02, 2021, Revised December 22, 2021 (the “Previous Agreement”);

AND WHEREAS the Corporation and the Executive wish to enter into this executive employment agreement (the “Agreement”) to record the terms and conditions upon which the Executive will be employed by the Corporation from and after the Effective Date; applicable to the Executive’s continued employment with the Corporation from and after the Effective Date;
AND WHEREAS the Corporation is only willing to enter into this Agreement on the basis that the Executive shall observe the terms and conditions of this Agreement, including but not limited to the restrictive covenants set out in Section 6 of this Agreement, which have been negotiated in good faith and which the Executive acknowledges as being reasonable given the nature of the Executive’s position pursuant to this Agreement;
AND WHEREAS the Executive acknowledges and agrees that there has been no inducement by the Corporation or its employees, representatives or agents in respect of the Executive’s recruitment for employment with the Corporation, or any promise or representation of any term or condition of employment by or on behalf of the Corporation that is not otherwise contained in this Agreement;
NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
1.EMPLOYMENT
1.1Position
The Executive shall hold the position of Chief Operating Officer of each of LICY and the Corporation. The Executive shall report to the President and Chief Executive Officer of LICY (who is also the President and Chief Executive Officer of the Corporation) (the “CEO”) and shall carry out such duties, responsibilities, activities and functions and exercise such authority and powers as are customary for a Chief Operating Officer of a public company within the Corporation’s industry, as from time to time assigned to the Executive by the CEO.
The Executive acknowledges and agrees that, by virtue of the Executive’s position and office, the Executive occupies a position of fiduciary trust and confidence. Therefore, the Executive agrees to serve the Corporation in a manner which is consistent with the Executive’s fiduciary duties, including the highest standards of loyalty, confidentiality, good faith and the avoidance of conflicts of duty and self-interest.
1.2Other Offices & Directorships
During the Executive’s employment with the Corporation, the Executive agrees to serve as a director or officer of any subsidiaries or affiliates of LICY or other entities where requested by the CEO or as necessary or appropriate in connection with the performance by the Executive of the Executive’s duties. The Executive acknowledges that, to the extent the Executive serves as a director or officer of any such entity, the Executive will do so without any additional remuneration but will be entitled to receive a suitable indemnity for any personal liability arising out of such director or officer duties.
1.3Time to be Devoted
During the Executive’s employment hereunder, the Executive shall devote the Executive’s full working time and attention to the business and affairs of the Corporation. The Executive shall not, directly or indirectly, render services to any person, other than services with regard to charitable or community service organizations and any board member or advisor positions that have been approved in advance by the CEO (or as otherwise required by the policies of the Corporation from time to time). The Executive agrees to disclose to the CEO from time to time any and all charitable or community service activities or board member or advisor activities with which the Executive is involved which could or which may have a conflict of interest with the Corporation’s business, strategy and activities.
The Executive is permitted to continue to act as a board member or advisor for those organizations listed in Schedule A” (Permitted Charitable, Community & OTHER Activities), and the

Executive represents that in doing so, the Executive will not be in breach of the restrictive covenants contained in Section 6.
1.4Employment Obligations
During the continuance of the Executive’s employment hereunder, the Executive shall well and faithfully serve the Corporation, and its subsidiaries and affiliates, to the best of the Executive’s ability in a competent and professional manner (including without limitation by submitting to the Corporation all reports and other communications whenever the same may reasonably be required by the Corporation) and shall use the Executive’s best efforts to promote the interests of the Corporation and act at all times in the best interests of the Corporation. The Executive shall observe and comply in all respects with all applicable statutes, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies, together with the lawful policies, procedures and codes of conduct established by the Corporation and in effect from time to time. The Executive acknowledges having been given access to such policies, procedures and codes of conduct in advance of executing this Agreement (including without limitation the “Code of Business Conduct and Ethics” in effect as of the date of this Agreement).
1.5Directors and Officers’ Liability Insurance; Indemnification Agreement
The Executive will be covered by directors’ and officers’ liability insurance, subject to and in accordance with the terms and conditions of the applicable policy in place and as amended from time to time, which will be established and maintained by the Corporation at its expense. The insurance policies to be maintained by the Corporation under this provision may contain exclusions from coverage in respect of negligence or mala fides acts on the part of the Executive.
The Corporation’s ultimate parent, LICY, will enter into a Director and Officer Indemnification Agreement with the Executive in LICY’s standard form, as a condition of the Executive’s agreement to enter into this Agreement, pursuant to which LICY will provide the Executive with contractual assurance of indemnification against personal liability arising out of the Executive’s employment with the Corporation. A copy of such agreement is attached hereto as EXHIBIT B.
1.6Place of Employment
The Executive shall provide the Executive’s duties and services to the Corporation principally at its office in Rochester, New York (the “Place of Employment”) and at such other place or places as are necessary to carry out the Executive’s duties. The Executive acknowledges that travel is required in this position.
1.7Lawful Eligibility to Work in the United States
The Corporation will pay all applicable fees and associated legal costs in order to obtain the governmental authorization up to and including EB visa category, required for the Executive to legally work for the Corporation in the United States during the Term and reasonable fees and associated legal costs for the Executive’s spouse to legally reside in the United States during the Term.

This Agreement and the Executive’s employment with the Corporation hereunder are conditional upon the Executive’s lawful eligibility to work for the Corporation in the United States at all times during the Term of this Agreement, with responsibility for maintaining such lawful eligibility status resting solely with the Executive. A failure to maintain lawful eligibility to work for the Corporation in the United States at any point during the Term shall result in the termination of the Executive’s employment pursuant to subsection 5.1(c) (by the Corporation for Cause).
2.TERM OF EMPLOYMENT
2.1Term
The employment of the Executive with the Corporation and this Agreement will commence on the Effective Date and shall continue in full force and effect until terminated in accordance with the terms of this Agreement (the “Term”).
The Corporation acknowledges the employment of the Executive with the Corporation commenced on January 31, 2022, and such employment shall continue under the terms of this Agreement from the Effective Date until terminated in accordance with the terms of this Agreement (the “Term”).
3.REMUNERATION
3.1Base Salary
During the Term, the Executive shall be paid a base salary of USD$364,000 per annum (the “Base Salary”). The Base Salary shall be paid in U.S. dollars, less applicable statutory deductions and withholdings (including without limitation with respect to income taxes), group benefit premiums and other lawful and applicable amounts, in accordance with the Corporation’s standard payroll practices and schedule in effect from time to time. The Base Salary may be revised from time to time at the sole discretion of the Corporation, in which case the revised amount shall be communicated in writing to the Executive with a prescribed effective date and thereafter be treated as the Base Salary for the purposes of this Agreement; provided, however, that the Base Salary can only be reduced in the event that either: (a) the Executive has agreed in writing to such reduction, or (b) it is made in conjunction with a salary reduction being imposed upon all similarly situated executives of the Corporation.
3.2Annual Short-Term Incentive Plan Award
During the Term, the Executive shall have the opportunity to earn an annual cash award (the “STIP Award”) under LICY’s short-term incentive plan (“STIP”) in respect of each financial year of the Corporation. The STIP Award will be payable following the completion of each financial year, at such time and in such amount as may be determined by the Board of Directors of LICY (the “Board”) from time to time based on the achievement of certain corporate and/or individual “key performance indicators”. The target amount of the STIP Award to which the Executive may be entitled in respect of a financial year (the “STIP Target”), as well as any terms and conditions applicable to the STIP Award, will be established by the Board prior to the commencement of such financial year. The Executive acknowledges that: (a) the terms of the STIP (including the STIP Target) may change at the discretion of the Board from year to year; (b) the value of a STIP Award in one year does not guarantee the value of a STIP Award in subsequent years; (c) a STIP Award is not earned for any purpose until the date of payment of the same; and (d) unless expressly set out otherwise in this Agreement or in a STIP Award document provided by the Corporation to the Executive from time to time1, the Executive must be actively employed on the date that the STIP Award is paid by the Corporation in order to be eligible to earn and receive the STIP Award.
For all purposes relating to STIP Awards, the Executive shall be considered to be “actively employed” from the Effective Date until the last day on which the Executive provides service to the Corporation as a result of the termination of the Executive’s employment for any reason.
For the 2024 financial year, the Executive’s STIP Target shall be 50% of Base Salary and the STIP Award shall be pro-rated to reflect service in the 2024 financial year.
3.3Annual Long-Term Incentive Plan Award
During the Term, the Executive will be eligible to receive an annual award under the equity-based long-term incentive plans offered by LICY from time to time to its executive officers generally (the “LTIP Award”), in the manner and to the extent authorized by the Board, in its sole discretion. The target amount of the LTIP Awards to which the Executive may be entitled in respect of a financial year (the “LTIP Target”) will be established by the Board in relation to each financial year during the Term.
For the 2024 financial year, LICY’s long-term equity incentive plan design includes awards of restricted share units (“RSUs”) and share options under the 2021 Incentive Award Plan. The Executive’s LTIP Target for the 2024 financial year will be 60% of Base Salary.
The LTIP Award, if any, for the 2024 financial year will be subject to the terms and conditions of the 2021 Incentive Award Plan and will be evidenced by, and is conditional upon the Executive’s acceptance of, a written agreement between LICY and the Executive. It is anticipated that the LTIP Award, if any, for the 2024 financial year is expected to be made by the Compensation Committee and Board of Directors in May 2024.
3.4Executive Share Ownership Requirements
The Executive acknowledges that the Executive is subject to LICY’s executive share ownership requirements which, as at the date of this Agreement, provide that the executive officers of LICY are required to maintain an equity interest in LICY (through the ownership of common shares or similar instruments such as options and RSUs) with a value equal to or exceeding five times (5x) Base Salary for the CEO, and two times (2x) Base Salary for the other executive officers within five (5) years of the Effective Date. The Executive’s equity interest in LICY shall be assessed by the Corporation on an annual basis. The Executive undertakes to comply with LICY’s executive share ownership requirements, as such requirements may be amended from time to time by the Board at its discretion. In the event that the value of the Executive’s equity interest is less than the prescribed amount, the Executive agrees to: (a) hold any common shares of LICY delivered on the settlement of RSUs or reinvest the after-tax value of any cash-settled RSUs in common shares of LICY, and/or (b) hold the post-exercise value of any vested share options in common shares LICY.

3.5Clawback
By signing this Agreement, the Executive acknowledges and confirms that the Executive has received a copy of the Corporation’s Executive Compensation Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Clawback Policy”), and that the Clawback Policy will apply both during and after the Executive’s employment with the Corporation. Further, by signing this Agreement, the Executive agrees to abide by the terms of the Clawback Policy, including by returning any Excess Awarded Compensation (as defined in the Clawback Policy) to the Corporation to the extent required by, and in a manner permitted by, the Clawback Policy and/or by executing a written wage deduction authorization in a form provided by the Corporation in connection with Excess Awarded Compensation. In the event of any inconsistency between the Clawback Policy and the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid to or by the Executive, the terms of the Clawback Policy shall govern to the full extent permitted by applicable laws.
In addition, the Board may, in its sole discretion, to the full extent permitted by governing law and to the extent it determines that it is in the Corporation’s best interest to do so, require the reimbursement of all or a portion of any performance-based incentive compensation awarded to the Executive after each financial year, if wrongdoing after the Effective Date has occurred including without limitation in the following circumstances:
(a)LICY or the Corporation is required to restate its financial statements;
(b)the Executive engaged in gross negligence, intentional misconduct or fraud that caused or partially caused the need for the restatement; and/or
(c)the amount of the performance-based compensation that would have been awarded to, or the profit realized by, the Executive had the financial results been properly reported would have been lower than the amount actually awarded or received.
3.6Acknowledgement of Compensation Program and Plans
The Executive has been provided under separate cover a copy of the 2021 Incentive Award Plan and understands and accepts each of the terms and conditions thereof. The Executive understands that the awards referenced in Sections 3.4 (Annual STIP Award) and Section 3.5 (Annual LTIP Award) (collectively, the “Awards”) are subject to the terms of LICY’s long-term incentive award plans and the relevant agreements governing the Awards, in place and as amended from time to time.
3.7Annual Review of Remuneration
The Executive’s total annual compensation package (including Base Salary, STIP Target and LTIP Target) will be reviewed at least on an annual basis, normally at each financial year end, and may be increased from time to time at the discretion of the Board. The Executive acknowledges that LICY has implemented a policy pursuant to which LICY will disclose its approach to executive compensation to its shareholders for the purpose of an annual non-binding advisory vote (the “Say-on-Pay Vote”). LICY will disclose the results of the Say-on-Pay Vote as part of its report on voting results for each annual meeting of the shareholders and the Board will, subject to its ultimate discretion, take the results into account, as appropriate, for the purpose of considering future compensation policies, procedures and decisions.
3.8Taxes, Duties and Fees
The Executive will be responsible for compliance with all applicable tax laws and regulations and for the payment of all income taxes, property taxes, custom duties, fees, licenses and other taxes imposed on the Executive by any authorities, whether in the United States, Canada or elsewhere.
3.9Tax Preparation and Financial Planning Services
Upon provision of invoice(s) satisfactory to the Corporation, the Corporation will reimburse the Executive up to a maximum of USD$5,000 (exclusive of applicable sales taxes) per calendar year with respect to income tax preparation and/or financial planning services with a licensed service provider of the Executive’s selection, in respect of any taxation year in which the Executive receives employment-related income from the Corporation arising under this Agreement, regardless of termination of employment.
3.10No Guarantee of Employment
The Corporation’s award to the Executive of remuneration pursuant to this Section 3 shall not constitute a guarantee of continued employment.
4.BENEFITS
4.1Executive Welfare Benefit Plans and Perquisites
During the Term, the Executive shall be entitled to participate in the Welfare Benefit Plans and Perquisites (as such terms are defined in Schedule B) instituted by the Corporation from time to time which are generally made available to executive officers of the Corporation resident in the United States, all subject to and in accordance with the terms and conditions thereof, and as such may be amended from time to time (collectively, the “Executive Plans”). A summary of the Executive Plans is set forth in Schedule B” (Executive Plans) hereto. The Corporation is entitled to change, replace or cancel the Executive Plans, or any of them, at any time during the Term, without notice or compensation to the Executive, provided that any such change is generally applicable to the U.S.-resident executive officers of the Corporation.
4.2401(k) Plan
The Executive is eligible to participate in the Corporation’s 401k plan (“401(k)”) from the date of hire. Once the Executive elects to enroll in the 401(k), the Corporation will match the Executive’s 401(k) contributions, per the 401(k) plan design, up to the applicable percentage of company maximum contribution (being 4% as of the date of this Agreement), and in compliance with the annual dollar limits under the U.S. Internal Revenue Service regulations and guidelines (i.e., the aggregate contributions to a 401(k) participant’s account for the 2024 tax year cannot exceed USD$69,000 (USD$76,500 including catch-up contributions, if eligible). If the Executive elects to participate in the 401(k), then applicable deductions will be made in line with payroll, commencing on the Effective Date, and contributed directly to the Executive’s 401(k) account.
4.3Reimbursement for Business Expenses
The Executive shall be reimbursed for all reasonable business, travel and other out-of-pocket expenses actually and properly incurred by the Executive in connection with the Executive’s duties during the Term, and subject to the Corporation’s internal policies and guidelines that may be in force at the time, including as set forth in the “Li-Cycle U.S. Employee Handbook”, provided that (notwithstanding any limitations provided therein), the Corporation shall also reimburse the full cost of the Executive’s annual professional dues. For all such expenses, the Executive shall furnish to the Corporation an itemized expense report, including without limitation receipts for such expenses, and the Corporation will reimburse the Executive for all properly incurred expenses.
4.4Vacation
The Executive shall be entitled to four (4) weeks of paid vacation per calendar year during the Term, to be pro-rated for any part year worked. Such vacation may be taken as the Executive may from time to time reasonably determine (having regard to the best interests of the Corporation), provided that such vacation time does not materially interfere with the Executive’s duties to the Corporation. Unless otherwise prescribed by applicable law (in which case, such legal requirements shall apply), the Executive shall only be entitled to carry forward five (5) days of vacation time remaining unused at the end of any calendar year into the first ninety (90) days of the following calendar year and the balance of any vacation time unused by the end of any calendar year shall be forfeited and the Executive shall not be entitled to any payment in respect thereof. An additional week of vacation time will be earned upon completing five (5) years of employment with the Corporation and/or any of its subsidiaries or affiliates, resulting in an entitlement to five (5) weeks of paid vacation per calendar year thereafter.
4.5No Other Benefits
The Executive is not entitled to any other payment, benefit, perquisite, allowance or entitlement, other than as specifically set out in this Agreement or as otherwise agreed to in writing by the Board.
5.TERMINATION OF EMPLOYMENT
5.1Events of Termination; Definition of “Date of Termination”
Notwithstanding any other provision in this Agreement, the Executive’s employment and this Agreement may be terminated at any time as follows:
(a)Death – automatically upon the death of the Executive, in which case the “Date of Termination” shall mean the date of the Executive’s death;
(b)Permanent Disability – by the Corporation by reason of “Permanent Disability”, meaning the mental or physical condition of the Executive such that the Executive has been unable, as a result of illness, disease, disability or similar cause, to fulfill the Executive’s duties with the Corporation (A) for more than six (6) consecutive months or

(B) for an aggregate of twelve (12) months within any consecutive eighteen (18) month period, or otherwise as permanent or total disability may be defined in the Corporation’s long-term disability policies or plans in effect immediately prior to the occurrence of a disability with respect to the Executive, in which case the “Date of Termination” shall mean the effective date of termination set by the Corporation in its written notice of termination to the Executive following its determination of the Executive’s Permanent Disability;
(c)By the Corporation for Cause – by the Corporation at any time for Cause (as defined in Section 5.7), by providing written notice to the Executive specifying the act or omissions upon which the Corporation is relying to terminate the Executive’s employment for Cause, in which case the “Date of Termination” shall mean the effective date set out by the Corporation in such written notice;
(d)By the Corporation without Cause – by the Corporation at any time without Cause (as defined in Section 5.7), by providing written notice to the Executive specifying the effective date of termination (which may be immediately), in which case the “Date of Termination” shall mean the effective date set out by the Corporation in such written notice;
(e)Mutually Agreed Retirement – by mutual agreement of the Executive and the Corporation on a specified retirement date, in which case the “Date of Termination” shall mean the effective date mutually agreed to by the parties in writing;
(f)By the Executive without Good Reason – by the Executive at any time in the absence of Good Reason (as defined in Section 5.8), by the Executive providing written notice to the Chief Executive Officer specifying the effective date of resignation (such date being not less than six (6) weeks and not more than ten (10) weeks following the date of the Executive’s written notice (the “Resignation Notice Period”)), in which case the “Date of Termination” shall mean the effective date set out by the Executive in such written notice, it being understood the Corporation is under no obligation to utilize the Executive’s services during any part of the Resignation Notice Period and such waiver of services shall not constitute a termination of employment by the Corporation; or
(g)By the Executive for Good Reason – by the Executive at any time for Good Reason (as defined in Section 5.8), by the Executive providing written notice to the Chief Executive Officer specifying the event or events upon which the Executive is relying to terminate the Executive’s employment for Good Reason, in which case the “Date of Termination” shall mean the effective date set out by the Executive in such written notice.
(h)For greater certainty, the “Date of Termination” means the actual date of termination described in (a) through (g) above, as applicable, and will not include any period following the actual date of termination in each instance during which the Executive is in receipt of, or is eligible to receive, any statutory, contractual or common law notice of termination or compensation in lieu thereof or severance payments following such actual date of termination.

5.2Severance Policy & Entitlements
The Executive’s entitlements upon termination of employment are set forth in the 2021 Executive Severance Policy adopted by the Compensation Committee and are adopted herein in this Section 5. Any such entitlements upon termination of employment, whether pursuant to the 2021 Executive Severance Policy or provided elsewhere in this Agreement, are expressly conditioned upon compliance with Sections 5.11 (Payments in Full Satisfaction and Release) and 8.11 (Section 409A) of this Agreement, including the timing for any payment with respect to such entitlements. LICY and the Corporation reserve the right to amend the 2021 Executive Severance Policy from time to time, which amended policy shall also be adopted herein by reference, provided that such amendments shall not (individually or in the aggregate) reduce the Executive’s entitlements under this Section 5. The Corporation shall advise the Executive forthwith following any change to the 2021 Executive Severance Policy and shall provide a supplement or addendum to this Agreement setting forth the applicable amendments to the 2021 Executive Severance Policy and this Agreement.
5.3Termination for Death, Cause, Mutually Agreed Retirement or by the Executive Without Good Reason
If this Agreement and the Executive’s employment hereunder are terminated pursuant to subsections 5.1(a) (Death), subsection 5.1(c) (by the Corporation for Cause), subsection 5.1 €(Mutually Agreed Retirement) or subsection 5.1(f) (by the Executive without Good Reason), then:
(a)the Corporation shall pay to the Executive or to the Executive’s estate, as applicable, only (i) the Executive’s accrued and unpaid Base Salary (at the rate in effect immediately prior to the Date of Termination), payable at the normally scheduled time, (ii) accrued vacation pay calculated up to and including the Date of Termination, payable within thirty (30) days following the Date of Termination, (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions and at the times set forth in such employee benefit plans, programs or arrangements, and (iv) any reimbursement owed to the Executive for business expenses properly incurred during the Term pursuant to Section 4.3 (the “Basic Entitlements”);
(b)the Executive shall not be entitled to any STIP Award, pro-rated or otherwise, that has not yet been earned pursuant to subsection 3.4 for any previous financial year, for the financial year in which the Date of Termination occurs or for any time period after the Date of Termination, or for any compensation or damages in lieu of the same; and
(c)the post-employment treatment of the Executive’s LTIP Awards (including without limitation share options and RSUs) will be determined in accordance with the terms of the 2021 Incentive Award Plan and/or any other applicable long-term incentive plan(s), the relevant award agreement(s), and the 2021 Executive Severance Policy adopted by the Compensation Committee; provided, however, that any amendments to the 2021 Executive Severance Policy that would provide the Executive with less favourable treatment than would otherwise be provided under Section 5 of this Agreement shall not have effect in respect of the Executive’s LTIP Awards.. It is understood that the

Executive shall not be entitled to any damages or compensation in lieu of any equity award not made after the Date of Termination or any equity award that is forfeited on or following the Date of Termination.
5.4Termination for Permanent Disability
If this Agreement and the Executive’s employment hereunder are terminated pursuant to subsection 5.1(b) (Permanent Disability), then:
(a)the Executive shall not be entitled to any STIP Award, pro-rated or otherwise, that has not yet been earned pursuant to subsection 3.4 or any previous financial year, for the financial year in which the Date of Termination occurs or for any time period after the Date of Termination, or for any compensation or damages in lieu of the same; and
(b)the post-employment treatment of the Executive’s LTIP Awards (including without limitation share options and RSUs) will be determined in accordance with the terms of the 2021 Incentive Award Plan and/or any other applicable long-term incentive plan(s), the relevant award agreement(s), and the 2021 Executive Severance Policy adopted by the Compensation Committee. It is understood that the Executive shall not be entitled to any damages or compensation in lieu of any equity award not made after the Date of Termination or any equity award that is forfeited on or following the Date of Termination.
5.5Termination by the Corporation Without Cause or by the Executive for Good Reason in Either Case Prior to or More than 12 Months After a Change in Control
Subject to the Cure Period (as defined in subsection 5.8), if this Agreement and the Executive’s employment hereunder are terminated pursuant to subsection 5.1(d) (by the Corporation without Cause) or pursuant to subsection 5.1(g) (by the Executive for Good Reason), in either case prior to a Change in Control or more than 12 months after a Change in Control, then:
(a)the Corporation shall provide to the Executive the Basic Entitlements;
(b)for a period of twelve (12) months following the Date of Termination (the “Severance Period”), payment in equal monthly installments in accordance with regular payroll practices of the aggregate of the amounts set forth in subsections 5.5(b)i) plus 5.5(b)ii). divided by 12:
i)twelve (12) months’ Base Salary at the rate in effect immediately prior to the Date of Termination; plus
ii)an amount equal to the STIP Target of the Executive in respect of the financial year of the Corporation in which the Date of Termination occurs, pro-rated to twelve (12) months;
(c)if the Executive is eligible, the Executive will separately receive a packet of information describing how to elect continuing health coverage under the Consolidated Omnibus

Budget Reconciliation Act of 1986 (“COBRA”) and the Corporation will reimburse the Executive for the Executive’s COBRA premiums in the amount of its current contribution for the health plan enrollment for the Executive and the Executive’s dependents during the Severance Period (or, if a lesser period, through the date on which the Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan), so long as the Executive properly elects to enroll in COBRA benefits; provided that the Executive will be responsible for the remaining employee-portion of the premium payments during the Severance Period (or, if a lesser period, through the date on which the Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan), and thereafter, the Executive will be responsible for the entire premium payments;
(d)other than as expressly set out above in subsection 5.5(b)(ii), the Executive shall not be entitled to any STIP Award, pro-rated or otherwise, that has not yet been earned pursuant to subsection 3.4 for any previous financial year, for the financial year in which the Date of Termination occurs or for any time period after the Date of Termination, or for any compensation or damages in lieu of the same;
(e)the post-employment treatment of the Executive’s LTIP Awards (including without limitation share options and RSUs) will be determined in accordance with the terms of the 2021 Incentive Award Plan and/or any other applicable long-term incentive plan(s), the relevant award agreement(s), and the 2021 Executive Severance Policy adopted by the Compensation Committee. It is understood that the Executive shall not be entitled to any damages or compensation in lieu of any equity award not made after the Date of Termination; and
(f)outplacement career counseling to be provided in a format and by a provider approved by the Corporation consistent with the Corporation’s normal practice, provided that such outplacement career counselling services shall end on the earliest to occur of (i) twelve (12) months following the Date of Termination and (ii) the date that the Executive obtains full-time employment.
5.6Termination by the Corporation Without Cause or by the Executive for Good Reason, in Either Case Within Twelve (12) Months Following a Change in Control
Subject to the Cure Period (as defined in subsection 5.8), if this Agreement and the Executive’s employment hereunder are terminated pursuant to subsection 5.1(d) (by the Corporation without Cause) or pursuant to subsection 5.1(g) (by the Executive for Good Reason), in either case within twelve (12) months following a Change in Control, then:
(a)the Corporation shall provide to the Executive the Basic Entitlements;
(b)a lump sum payment, payable on the first regular payroll date following the date the Release becomes effective and irrevocable, in an amount equivalent to the aggregate of the amounts set forth in subsections 5.6(b)i) plus 5.6(b)ii):

i)eighteen (18) months’ Base Salary at the rate in effect immediately prior to the Date of Termination; plus
ii)an amount equal to the STIP Target of the Executive in respect of the financial year of the Corporation in which the Date of Termination occurs, pro-rated to eighteen (18) months;
(c)if the Executive is eligible, the Executive will separately receive a packet of information describing how to elect continuing health coverage under COBRA and the Corporation will reimburse the Executive for the Executive’s COBRA premiums in the amount of its current contribution for the health plan enrollment for the Executive and the Executive’s dependents for a period of eighteen (18) months commencing on the Date of Termination (or, if a lesser period, through the date on which the Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan), so long as the Executive properly elects to enroll in COBRA benefits; provided that the Executive will be responsible for the remaining employee-portion of the premium payments during the period of eighteen (18) months commencing on the Date of Termination (or, if a lesser period, through the date on which the Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan), and thereafter, the Executive will be responsible for the entire premium payments;
(d)subject to eligibility criteria pursuant to subsection 3.4, the Executive’s entitlements to STIP Award(s) shall be as follows, payable as a lump sum on the Corporation’s next payroll cycle following the Date of Termination:
i)the Executive shall receive the STIP Award in respect of the financial year immediately preceding the Date of Termination, to the extent earned and unpaid at the Date of Termination, calculated at the STIP Target for such financial year;
ii)the Executive shall receive the STIP Award in respect of the financial year of the Corporation in which the Date of Termination occurs, pro-rated from the start of such financial year to the Date of Termination, calculated at the STIP Target for such financial year; and
iii)other than as expressly set out above in subsection 5.6(b)ii) or 5.6(d)i) or ii), the Executive shall not be entitled to any further STIP Award, pro-rated or otherwise, for any period after the Date of Termination, or any compensation or damages in lieu of the same;
(e)the post-employment treatment of the Executive’s LTIP Awards (including without limitation share options and RSUs) will be determined in accordance with the terms of the 2021 Incentive Award Plan and/or any other applicable long-term incentive plan(s), the relevant award agreement(s), and the 2021 Executive Severance Policy adopted by the Compensation Committee. It is understood that the Executive shall not be entitled to any damages or compensation in lieu of any equity award not made after the Date of Termination; and
(f)outplacement career counseling to be provided in a format and by a provider approved by the Corporation consistent with the Corporation’s normal practice, provided that such outplacement career counselling services shall end on the earliest to occur of (i) twelve (12) months following the Date of Termination and (ii) the date that the Executive obtains full-time employment.
5.7Definition of “Cause”
For the purposes of this Agreement: “Cause” shall mean any of the following:
(a)the Executive’s commission of or conviction of (or plea of no contest or nolo contendere to) any felony under any state, federal or foreign law or any crime involving moral turpitude or dishonesty;
(b)the Executive’s commission of an act of fraud, embezzlement, misappropriation of funds, misrepresentation, malfeasance, breach of fiduciary duty or other willful and material act of misconduct, in each case, against the Corporation or any of its subsidiaries or affiliates;
(c)any willful, material damage to any property of the Corporation (or that of any of its subsidiaries or affiliates) by the Executive;
(d)the Executive’s willful failure or willful refusal to (A) substantially perform the Executive’s material, lawful job functions hereunder (other than any such failure resulting from the Executive’s Permanent Disability) or (B) carry out or comply with a lawful and reasonable directive of the Corporation;
(e)the Executive’s breach of any corporate policy that materially harms the Corporation;
(f)the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Corporation’s premises (or that of any of its subsidiaries or affiliates) or while performing the Executive’s duties and responsibilities under this Agreement;
(g)the Executive’s breach of any material provision of this Agreement, the Confidentiality and Intellectual Property Rights Agreement or any other written agreement between the Executive and the Corporation.

5.8Definition of “Good Reason”
For the purposes of this Agreement: “Good Reason” means and shall have occurred if, and only if, without the written consent of the Executive, there has been:
(a)a material adverse change in the Executive’s compensation (including Base Salary, STIP and LTIP, and except as permitted by Section 3.1) or the conditions under and manner in which they are payable;
(b)a material diminution of the Executive’s duties, title or position;
(c)a change in the person or body to whom the Executive reports, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, provided this shall not include a change resulting from a promotion in the normal course of business;
(d)other than as part of a mandatory remote work arrangement arising out of applicable statutory, regulatory or public health requirements, or as part of a mutually agreed upon remote work arrangement between the Corporation and the Executive, a material change in the geographic location at which the Executive is regularly required to carry out the terms of the Executive’s employment, which shall include, but is not limited to, a location in a different municipality or a location which is greater than fifty (50) miles from the Place of Employment; or
(e)other than as a result of a change in permitted travel arising out of the removal of COVID-19-related restrictions, a significant increase or change in the amount, nature or patterns of travel the Executive is required to conduct on behalf of the Corporation.
Notwithstanding the foregoing, no Good Reason will have occurred unless and until: (A) the Executive has provided the Corporation, within thirty (30) days of the initial occurrence of the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (B) the Corporation or its successor fails to cure such condition within thirty (30) days after receiving such written notice (the “Cure Period”), and (C) the Executive’s resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period.
5.9Definition of “Change in Control”
For the purposes of this Agreement: “Change in Control” shall have the meaning ascribed to such term in the Corporation’s 2021 Incentive Award Plan, provided that a transaction or event shall only constitute a Change in Control for purposes of this Agreement if the transaction or event also constitutes a “change in control event,” as defined in U.S. Treasury Regulation Section 1.409A-3(i)(5).
5.10Prior Service
The Executive acknowledges and agrees that the Executive’s service with any employer prior to the Effective Datewill not be included in the assessment of the Term or the Executive’s length of employment with the Corporation for any purposes, including without limitation any entitlements under this Section 5.
5.11Payments in Full Satisfaction and Release
The Executive acknowledges and agrees that the payments provided for in this Section 5 are fair and reasonable and that the payments, benefits and entitlements referred to in Sections 5.2 to 5.6 hereof are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of this Agreement and of the Executive’s employment with the Corporation. Except as otherwise provided in Sections 5.2 to 5.6 hereof, the Executive shall not be entitled to any further notice of termination, payment in lieu of notice of termination, severance, damages, or any additional compensation whatsoever. As a condition to receiving any payment pursuant to Sections 5.2 to 5.6 hereof in excess of the Basic Entitlements, the Executive agrees to deliver a full and final release from all actions or claims in connection therewith in favor of the Corporation, the Corporation’s affiliates, and all of their respective officers, directors, trustees, shareholders, employees, attorneys, insurers and agents, such release (the “Release”) to be in a form satisfactory to the Corporation and to be provided by the Corporation at the time of termination.
5.12Resignation of Offices & Directorships
In the event that the Executive’s employment terminates for any reason whatsoever, then, at the request of the Corporation, the Executive will forthwith resign as a director and/or officer of LICY and the Corporation, and from any other position or office that the Executive then holds with any subsidiaries or affiliates of the Corporation or other entities where the Executive may have been requested to serve as a director or officer in connection with the performance by the Executive of the Executive’s duties. In such event, the Executive shall, at the request of the Corporation, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such loss of office/directorship (unless outstanding and owing).
5.13Corporation Property
The Executive acknowledges that all materials of the Corporation relating to the business and affairs of the Corporation, including, without limitation, manuals, documents, reports, equipment, technology, devices, hardware, software, corporate credit cards, security passes and keys, working materials and lists of customers or suppliers prepared by the Corporation or by the Executive in the course of the Executive’s employment (or as part of the Executive’s on-boarding prior to the Term) (collectively, “Corporation Property”) are for the benefit of the Corporation and are and will remain the property of the Corporation. The Executive shall return all Corporation Property in the Executive’s possession or under the Executive’s control in good condition forthwith upon any request by the Corporation or upon any termination of this Agreement and of the Executive’s employment hereunder (regardless of the reason for such termination).

6.COVENANTS OF THE EXECUTIVE
6.1Non-Competition
The Executive shall not, during the Term and for twelve (12) months following the Date of Termination of the Executive’s employment (such period, the “Restricted Period”), without the prior written consent of the Corporation, either individually or in partnership or jointly or in conjunction with any person as principal, employee, owner, sole proprietor, partner, director, officer, member, consultant, agent, founder, co-venturer, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed five percent (5%) of the outstanding shares so listed) or in any other capacity whatsoever, carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit the Executive’s name or any part of the Executive’s name to be used or employed by any person engaged in or concerned with or interested in any business in Canada, the United States and any other country for which the Executive had responsibility during the last twelve (12) months of the Executive’s employment with the Corporation that is the same as, substantially similar to or competitive with the business of the Corporation or any of its subsidiaries or affiliates within the lithium-ion battery recycling industry and any other line of business operated by the Corporation or any of its subsidiaries or affiliates in the future for which the Executive had responsibility during the last twelve (12) months of the Executive’s employment with the Corporation.
The Executive confirms that all restrictions in the above paragraph are reasonable and valid and that the Executive waives all defences to the strict enforcement of such restrictions by the Corporation.
6.2Non-Solicitation of Employees & Customers
    The Executive shall not, during the Term and for the Restricted Period, without the prior written consent of the Corporation, either individually, or in partnership, or jointly, or in conjunction with any person as principal, agent, employee or shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed five percent (5%) of the outstanding shares so listed) or any other manner whatsoever on the Executive’s own behalf or on behalf of anyone competing or endeavouring to compete with the Corporation or any of its subsidiaries or affiliates:
(a)induce or assist any person or entity in inducing any individual who was an employee of the Corporation or any of its subsidiaries or affiliates during the twelve (12) month period immediately before the Executive’s termination of employment to leave the Executive’s employment with the Corporation;
(b)directly or indirectly solicit or endeavour to solicit or gain the business of, canvass or interfere with the relationship of the Corporation or any of its subsidiaries or affiliates with, any person that:
i)is a customer, client or supplier of the Corporation or any of its subsidiaries or affiliates;

ii)was a customer, client or supplier of the Corporation or any of its subsidiaries or affiliates at any time within twelve (12) months prior to the date the Executive’s termination of employment; or
iii)with the Executive’s knowledge, has been pursued as a prospective customer, client or supplier by or on behalf of the Corporation or any of its subsidiaries or affiliates at any time within twelve (12) months prior to the date the Executive’s termination of employment and in respect of whom the Corporation or any of its subsidiaries or affiliates (as the case may be) has not determined to cease all such pursuit.
The Executive confirms that all restrictions in the above paragraph are reasonable and valid and that the Executive waives all defences to the strict enforcement of such restrictions by the Corporation.
6.3Corporate Opportunities
Any business opportunities relating in any way to the business and affairs of the Corporation or any of its subsidiaries or affiliates which become known to the Executive in the course of the Executive’s employment hereunder (or as part of the Executive’s on-boarding prior to the Term) shall be fully disclosed and made available to the Corporation and shall not, except with the written consent of the Board, be appropriated by the Executive under any circumstance both during the Term and for the Restricted Period.
6.4Non-Disparagement
The Executive covenants and agrees that the Executive shall not, during the Term and for the Restricted Period, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the business of the Corporation or its subsidiaries or affiliates (including without limitation LICY) or its or their respective employees, provided, however, that nothing in this Section 6.4 shall prohibit Executive from exercising any rights under Section 7 of the National Labor Relations Act.
6.5Confidentiality and Intellectual Property Rights Agreement
This Agreement and the Executive’s employment with the Corporation hereunder are conditional upon the Executive executing and complying at all times with the Confidentiality and Intellectual Property Rights Agreement which is attached hereto as EXHIBIT “A” and forms part of this Agreement.
6.6Recognition
The Executive expressly recognizes and expressly acknowledges that:
(a)Section 6 of this Agreement is of the essence of this Agreement, and that the Corporation would not have entered into this Agreement without the inclusion of those provisions and the Executive’s commitment to abide by same.

(b)the application of Section 6 of this Agreement will not have the effect of prohibiting the Executive from earning a living in a satisfactory manner in the event of the termination of this Agreement and the Executive’s employment.
(c)Section 6 of this Agreement grants to the Corporation only such reasonable protection as is necessary to preserve the legitimate interests of the Corporation and the Executive equally recognizes, in this respect, that the description of the business and the territory are reasonable.
6.7Remedies
The Executive hereby recognizes and expressly acknowledges that the Corporation would be subject to irreparable harm should any of the provisions of Section 6 be infringed, or should any of the Executive’s obligations hereunder be breached by the Executive, and that damages alone will be an inadequate remedy for any breach or violation thereof and that the Corporation, in addition to all other remedies, will be entitled as a matter of right to equitable relief, including temporary or permanent injunction to restrain such breach.
6.8Suspension or Termination of Compensation and Benefits
In the event that the Corporation determines that, without the express written consent of the Corporation, the Executive has breached any provisions of Section 6 of this Agreement, the Corporation will have the right to suspend or terminate any or all remaining payments and/or benefits, if any, referenced in Sections 5.2 to 5.6 of this Agreement, other than the Basic Entitlements. Such suspension or termination of payments and/or benefits shall not constitute Good Reason under this Agreement and will be in addition to and will not limit any and all other rights and remedies as set out in Section 6.7 of this Agreement that the Corporation may have against the Executive.
6.9Suspension with Pay
The Executive acknowledges that, during the course of the Executive’s employment, the Board may exercise its discretion to suspend the Executive with pay in furtherance of any internal investigation relating to the Executive’s conduct and agrees that such a suspension shall not constitute Good Reason under this Agreement.
6.10Fiduciary Obligations
Nothing in this Section 6 is intended to limit the fiduciary obligations that the Executive owes to the Corporation.
6.11No Conflicting Obligations
The Executive acknowledges, represents and warrants that: (i) the Executive did not sign and is not a party to any agreement, whether non-competition, non-solicitation, or otherwise, with any prior employer which in any way whatsoever restricts or limits the Executive’s ability to provide services under this Agreement, and that the Executive is wholly free and at liberty to enter into this Agreement, to continue the Executive’s employment with and provide services to the Corporation as contemplated by this Agreement; and (ii) in the performance of the Executive’s duties for the Corporation, the Executive shall not improperly bring to the Corporation or use any trade secrets, confidential information or other proprietary information of any third party and shall not infringe the intellectual property of any third party.
7.NOTICES
7.1Notices
Any notice in writing required or permitted to be given by this Agreement to be given or made by a party hereto must be in writing and be sufficiently given if delivered personally, delivered by overnight courier, sent by pre-paid registered mail or by e-mail addressed to the recipient as follows:
(a)To the Executive at:
Conor Spollen
[XXX]
E-mail: [XXX]
(b)To the Corporation at:
Li-Cycle U.S. Inc.
c/o Li-Cycle Holdings Corp.
207 Queens Quay West
Suite 590
Toronto, Ontario
M5J 1A7
Canada
E-mail: [XXX]
Attention: President and CEO
or to such other street addressor e-mail address as may be designated by notice given by either party to the other.
Any such notice delivered personally shall be deemed to have been received on the date of delivery thereof; any such notice delivered by overnight courier shall be deemed to have been received on the second day following the date of couriering; any such notice delivered by e-mail shall be deemed to have been received on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day; and any such notice delivered by pre-paid registered mail shall be deemed to have been received on the fifth day following the date of mailing. Notwithstanding the foregoing, if a strike or lockout of postal service is in effect, or generally known to be impending, notice must be effected by personal delivery or by e-mail communication.

7.2Change of Address
Either party may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder.
8.GENERAL
8.1Entire Agreement
Except as specifically set forth herein, this Agreement constitutes the entire agreement between the parties with respect to the employment of the Executive with the Corporation and any and all other previous and contemporaneous agreements or statements, including but not limited to understandings, negotiations and discussions, whether written or oral, between the parties hereto or on their behalf relating to the employment of the Executive by the Corporation are hereby superseded. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement. Each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of such previous agreements. In particular, the Executive agrees that from and after the Effective Date, the Previous Agreement is of no force and effect and the Executive covenants that no further amounts are payable thereunder.
8.2Severability
If any covenant or provision of this Agreement is determined to be invalid, void or unenforceable in whole or in part, it shall not nor be deemed to affect or impair the validity of any other covenant or provision hereof and each of such covenants and provisions is hereby declared to be separate and distinct and severable from each of the others for the purpose of this Agreement.
8.3Choice of Law
This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of New York, and where applicable, the laws of the United States.
8.4Equitable Remedies
The Executive hereby acknowledges and agrees that a breach of the Executive’s obligations under this Agreement may result in damages to the Employer that may not be adequately compensated for by monetary award.  Accordingly, in the event of any breach of this agreement by the Executive, in addition to all other remedies available to the Corporation under this Agreement, at law or in equity, the Corporation will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement and protection of the Corporation’s business and/or property.

8.5Dispute Resolution
To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, the Executive and the Corporation agree that, except as excluded herein, any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms or otherwise arising out of the parties’ relationship, shall be resolved solely and exclusively by final and binding arbitration held in Rochester County, New York through JAMS in conformity with New York law and the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. All remedies available from a court of competent jurisdiction shall be available in the arbitration; provided, however, in the event of a breach of the Confidentiality and Intellectual Property Rights Agreement, the Corporation may request relief from a court of competent jurisdiction if such relief is not available or not available in a timely fashion through arbitration as determined by the Corporation. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under this Agreement, and that in the event of any such failure, the Corporation or any of its subsidiaries or affiliates, as applicable, will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of the Confidentiality and Intellectual Property Rights Agreement, none of the parties shall raise the defense, without a good faith basis for raising such defense, that there is an adequate remedy at law. The Executive and the Corporation understand that by agreement to arbitrate any claim pursuant to this Section 8.5, they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. The Executive and the Corporation waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or collective action or representative proceeding. Nothing herein shall limit the Executive’s ability to pursue claims for workers compensation or unemployment benefits or pursue other claims which by law cannot be subject to mandatory arbitration.
8.6Assignment
Except as otherwise expressly provided herein, neither this Agreement nor any rights or obligations are assignable by the Executive. The Corporation may assign this Agreement to any of its affiliates or subsidiaries or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation. The Executive, by the Executive’s signature hereto, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “Corporation” herein shall include its successor.

8.7Successors and Assigns
The provisions hereof including, without limitation, Section 6, shall inure to the benefit of and be binding upon the Executive and the Executive’s heirs, executors, administrators and legal personal representatives and upon the Corporation and its successors and assigns. For this purpose, the terms “successors and assigns” of the Corporation shall include any person, firm, corporation or other entity which, at any time, whether by merger, purchase or otherwise shall acquire all or substantially all the assets or business of the Corporation.
8.8Survival
Notwithstanding the termination of this Agreement, each party shall remain bound by the provisions of this Agreement which by their terms impose obligations upon that party that extend beyond the termination of this Agreement.
8.9Amendments
    No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties.
8.10Waiver
No provision of this Agreement shall be deemed to be waived as a result of the failure of the Corporation to require the performance of any term or condition of this Agreement or by other course of conduct. To be effective, a waiver must be in writing, signed by each of the parties hereto and state specifically that it is intended to constitute a waiver of a term or breach of this Agreement. The waiver by the Corporation of any term or breach of this Agreement shall not prevent a subsequent enforcement of such term or any other term and shall not be deemed to be a waiver of any subsequent breach.
8.11Section 409A
(a)General. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
(b)Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon the Executive’s termination of employment shall be payable only upon the Executive’s “separation from service” with the Corporation within the meaning of Section 409A (a “Separation from Service”).
(c)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if the Executive is deemed by the Corporation at the time of the Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of the Executive’s benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of the Executive’s Separation from Service with the Corporation or (B) the date of the Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Executive (or the Executive’s estate or beneficiaries), and any remaining payments due to the Executive under this Agreement shall be paid as otherwise provided herein.
(d)Expense Reimbursements. To the extent that any reimbursements or in-kind benefits under this Agreement are subject to Section 409A, any such reimbursements payable to the Executive shall be paid to the Executive no later than December 31st of the year following the year in which the expense was incurred and shall only be paid if the Executive submits the Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed or the in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and the Executive’s right to such payments or reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(e)Installments. The Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Corporation payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.
(f)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of the Executive’s termination of employment are subject to the Executive’s execution and delivery of the Release, (i) if the Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes the Executive’s acceptance of the Release thereafter, the Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) in any case where the Executive’s Date of Termination and the last day the Release may be considered or, if applicable, revoked, fall in two separate taxable years, any payments required to be made to the Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 8.11(f), “Release Expiration Date” shall mean: (1) if the Executive is under 40 years old as of the Date of Termination, the date that is seven (7) days following the date upon which the Corporation timely delivers the Release to the Executive, and (2) if the Executive is 40 years or older as of the Date of Termination, the date that is 21 days following the date upon which the Corporation timely delivers the Release to the Executive, or, in the event that the Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are delayed pursuant to this Section 8.11(f), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 8.11(d)(ii), on the first payroll period to occur in the subsequent taxable year, if later.

8.12Whistleblower Protections and Trade Secrets
Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of U.S. federal law or regulation to any U.S. governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such governmental agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) the Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any U.S. federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if the Executive files a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, then the Executive may disclose the trade secret to the Executive’s attorney, and may use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
8.13Independent Legal and Tax Advice
The Executive hereby represents and warrants to the Corporation that, prior to executing this Agreement, the Executive has sought and obtained or had the opportunity to seek and obtain independent legal and/or tax advice with respect to this Agreement from a lawyer and/or tax professional of their choice; the Executive fully understands the nature and effect of this Agreement; and the Executive has freely and voluntarily entered into this Agreement in good faith and without any form of inducement. Upon the Executive’s submission of itemized proof and verification of reasonable legal fees and/or professional tax advisor fees incurred by the Executive in obtaining legal and/or professional tax advice associated with the review, preparation, approval, and execution of this Agreement, the Corporation will reimburse the Executive up to a maximum of USD$5,000 (in the aggregate and exclusive of applicable taxes) for all such fees, no later than thirty (30) days of receipt of an invoice for such services and subject to the Executive’s continued employment through the date of such reimbursement.
8.14Further Assurances
Each of the parties hereto hereby covenants and agrees to execute or cause to be executed all such further and other documents as may be necessary or desirable to give effect to the purpose and intent of this Agreement.
8.15Counterparts
This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered will be deemed to be an original and such counterparts will together constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF the Corporation has duly executed this Agreement under the hand of one of its officers duly authorized in that regard and the Executive has duly executed this Agreement.

LI-CYCLE U.S. INC.

Per:	/s/ Ajay Kochhar
	Name:	Ajay Kochhar
	Title:	Director

SIGNED AND DELIVERED	)
in the presence of:	)
)
)
/s/ Mary Spollen	)	/s/ Conor Spollen
Name of Witness: Mary Spollen	)	Conor Spollen

Date: ___May 3, 2024_________________________

Schedule A
PERMITTED CHARITABLE, COMMUNITY & OTHER ACTIVITIES

[XXX]

Schedule B
EXECUTIVE PLANS
(2024 Summary)
Section I: Welfare Benefit Plans
The list of Welfare Benefit Plans set forth below is a summary and provided for reference only; the Executive must refer to the terms and conditions of the relevant Welfare Benefit Plan texts, where applicable. Where there is any conflict between the summary set out below, the Agreement and/or the applicable Welfare Benefit Plan terms or conditions, as amended from time to time, the Welfare Benefit Plan terms and conditions shall govern.
For all purposes in this Agreement, “Welfare Benefit Plans” shall consist of the following:
(a)U.S. Benefits Program (2024)
Refer to U.S. Benefits Plan Summary for details.
The following benefits (collectively, the “Primary Coverages”) are available during active employment and shall be continued following termination of active employment in accordance with the terms set forth in the Agreement:
•Medical Plan (per Option 1 or Option 2)
•Dental Plan
•Vision Plan
The following benefits and the Executive Medical Assessment (defined below) (collectively, the “Ancillary Coverages”) are available during active employment, but the relevant coverage and premiums may be terminated by the Corporation following termination of active employment:
•Life Insurance/Accidental Death and Dismemberment Insurance
•Short-Term Disability
•Long-Term Disability
(b)Executive Medical Assessment
An annual comprehensive “executive” medical assessment at a U.S. medical facility selected by the Corporation (the “Executive Medical Assessment”).

2

Section II: Perquisites
For all purposes in this Agreement, “Perquisites” shall consist of the following:
(a)Electric Vehicle Allowance
The Corporation shall provide the Executive an electric vehicle allowance, in accordance with the Corporation’s policies in effect from time to time, provided that the Executive has furnished evidence of the Executive’s purchase or lease of an electric vehicle that is satisfactory to the Corporation. For 2024, the allowance will be established at USD$2,500 per month.

EXHIBIT “A”

CONFIDENTIALITY AND INTELLECTUAL PROPERTY RIGHTS AGREEMENT

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